EXHIBIT B

SENOMYX

Public Offering of Common Stock

March 25, 2004

Citigroup Global Markets Inc.

Deutsche Bank Securities

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Senomyx Inc., a Delaware corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.001 par value (the “Common Stock”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, during the Lock Up Period, other than (a) bona fide gifts to the immediate family of, or transfers to a trust for the direct or indirect benefit of the undersigned or the immediate family of, the undersigned or (b) distributions to partners, members, or stockholders, as applicable, of the undersigned (each such gift, transfer or distribution, a “transfer”); provided that, in each of the transfers described in clauses (a) and (b) of this sentence, prior to such transfer the transferee shall enter into an agreement with Citigroup Global Markets Inc. on terms substantially identical to this letter.

The term “Lock Up Period” means the period beginning with and including the date of the Underwriting Agreement and ending on and including the 180th day after the date of the Underwriting Agreement.

This letter agreement shall automatically terminate on the date five (5) months after the date of this letter agreement if the registration statement of the Company has not been filed with, and been declared effective by the Commission. In addition, if for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this letter agreement shall likewise be terminated.

Yours very truly,

/s/ Mark Leschly Signature

RHO MANAGEMENT TRUST I

By:	Rho Capital Partners, Inc.,
As Investment Advisor

By:	/s/ Jeffrey I. Martin
Name:	Jeffrey I. Martin
Title:	Attorney In Fact